UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2011
NAVARRE CORPORATION
(Exact name of Registrant as specified in its charter)

Minnesota	000-22982	41-1704319

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7400 49th Avenue North, New Hope, MN 55428
(Address of principal executive offices)
Registrant’s telephone number, including area code: (763) 535-8333
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.	3
Item 2.01 Completion of Acquisition or Disposition of Assets.	3
Item 2.06 Material Impairments.	3
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.	3
Item 7.01 Regulation FD Disclosure.	4
Item 9.01 Financial Statements and Exhibits.	4
SIGNATURES	5
EX-2.1
EX-99.1

Item 1.01 Entry Into a Material Definitive Agreement.
On March 31, 2011, Navarre Corporation (the “Company”), through three of its wholly-owned subsidiaries (Navarre CP, LLC, Navarre CS, LLC and Navarre CLP, LLC), entered into a Partnership Interest Purchase Agreement (the “Purchase Agreement”) with FUNimation GP, LLC, Anime LP Holdings, LLC and FUNimation LP, LLC (together, the “Buyers”). Under the Purchase Agreement, the Buyers acquired substantially all of the assets of FUNimation Productions, Ltd. and animeOnline, Ltd. (together “FUNimation Entertainment”) through the purchase of all of the general and limited partnership interests in the FUNimation Entertainment entities. Gen Fukunaga, FUNimation Entertainment’s chief executive officer, is a minority stakeholder in Buyers. In connection with the sale, the Company also entered into an agreement to serve as FUNimation Entertainment’s exclusive distributor in the United States on a continuing basis, and it will also act as FUNimation Entertainment’s logistics and fulfillment services provider.
Under the Purchase Agreement, the Buyers paid total consideration of $24.0 million in cash. The Purchase Agreement contains customary representations and warranties and indemnification obligations. In addition, and in connection with Buyers’ obligation to seek the release of the Company’s $3.5 million guaranty on the property lease for the FUNimation Entertainment office premises pursuant to that certain Guaranty Agreement dated May 29, 2007 by Navarre in favor of the property’s landlord, Navarre has agreed, within 10 business days of March 31, 2011, to provide to the landlord a five year, $1.5 million letter of credit, which letter of credit is to be reduced by $300,000 each year of its term.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Partnership Interest Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein. On April 4, 2011, the Company issued a press release announcing the execution and closing of the Purchase Agreement, a copy of which is attached as Exhibit 99.1.
Item 2.01 Completion of Acquisition or Disposition of Assets.
See Item 1.01 and Item 5.02 of this Current Report on Form 8-K.
Item 2.06 Material Impairments.
In connection with the disposition of FUNimation Entertainment described above, on March 31, 2011, the Company concluded that a non-cash impairment charge resulting from a reduction in the carrying value of FUNimation Entertainment’s net assets, as well as a pre-tax loss upon the sale of FUNimation Entertainment, is likely to occur and is expected to impact the Company’s financial results for the fourth quarter of fiscal year 2011. The exact amount of the impairment charge and the loss resulting from the sale of FUNimation Entertainment will be determined in connection with preparing the Company’s financial statements for the 2011 fiscal year end but is currently anticipated to be approximately $11 million.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the sale of FUNimation Entertainment, effective March 31, 2010, Gen Fukunaga’s employment with the Company was terminated and, per the terms of his Amended and Restated Employment Agreement and in consideration for a release of certain claims against the Company, he was paid $250,000. Mr. Fukunaga is a minority stakeholder in the Buyers of FUNimation Entertainment.

The foregoing description of the Amended and Restated Employment Agreement for Mr. Fukunaga does not purport to be complete and is qualified in its entirety by reference to Exhibit 99.1 to the Company’s Form 8-K filed on May 27, 2010 and is incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
On April 4, 2011, the Company issued a press release announcing the execution of the Purchase Agreement, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1.
The information contained in Item 7.01 to this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to the liabilities of that section. The information in this Item 7.01 (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.
Item 9.01 Financial Statements and Exhibits.
(b) Pro Forma Financial Information. The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed with an amendment to this Current Report on Form 8-K.
(c) Exhibits. The following exhibits are filed with this document:

Exhibit
2.1	Partnership Interest Purchase Agreement by and among Navarre CP, LLC, Navarre CS, LLC, and Navarre CLP, LLC, and FUNimation GP, LLC, Anime LP Holdings, LLC and FUNimation LP, LLC dated March 31, 2011.

99.1	Press Release, dated April 4, 2011, issued by Navarre Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVARRE CORPORATION
Dated: April 4, 2011	By:	/s/ J. Reid Porter
		Name:	J. Reid Porter
		Title:	Chief Operating Officer and Chief Financial Officer

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